Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Damon Inc. on Form S-8 of our report dated September 26, 2024, which includes an explanatory paragraph as to Grafiti Holding Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Grafiti Holding Inc. as of June 30, 2024, 2023 and 2022 and for the years then ended, which report is incorporated in the Prospectus by reference to the registration statement on Form 10-12B/A filed with the Securities and Exchange Commission on September 27, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

February 14, 2025